Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Lisa Fortuna, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(312) 640-6779	(630) 218-8000 x4896
lfortuna@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES 12.1% INCREASE IN FFO FOR THIRD QUARTER 2006

OAK BROOK, Ill. (November 3, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced financial results for the third quarter ended September 30, 2006.

Highlights

•

Funds From Operations (FFO) of $23.2 million or $0.34 per share (basic and diluted) for three months ended September 30, 2006, increases of 12.1% and 9.7% respectively

•

Net income increased 41.7% to $14.6 million

•

The Company’s portfolio was 96.2% leased as of September 30, 2006, 0.3% ahead of both first and second quarter

•

70 new and renewal leases were executed for the rental of 380,000 aggregate square feet during the third quarter; renewal lease activity increased 23.0% over expiring rates

•

The Company announced a joint venture to engage in growth opportunities within the 1031 Exchange Tenant in Common business

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended September 30, 2006 was $23.2 million, an increase of 12.1% compared to $20.7 million for the three months ended September 30, 2005.  On a per share basis, FFO was $0.34 (basic and diluted) for the three months ended September 30, 2006, an increase of 9.7% compared to $0.31 (basic and diluted) for the three months ended September 30, 2005.  The increases in FFO and FFO per share are primarily due to strong same store portfolio operating results achieved during the quarter.

The Company reported that net income was $14.6 million for the three-months ended September 30, 2006, an increase of 41.7% compared to net income of $10.4 million for the three months ended September 30, 2005.  On a per share basis, net income was $0.22 per share (basic and diluted) for the three months ended September 30, 2006, an increase of 46.7% compared to $0.15 per share (basic and diluted) for the three months ended September 30, 2005.  Net income for the three months ended September 30, 2006 included gains on sale of property of $4.0 million, or $0.06 per share versus $0.5 million or $0.01 per share for the three months ended September 30, 2005.

FFO increased $0.3 million or 0.4% to $67.6 million for the nine months ended September 30, 2006.  On a per share basis, FFO remained constant at $1.00 for both nine month periods.  Excluding the one time lease termination fee earned in the first quarter of 2005, FFO and FFO per share decreased 8.9% and 8.7%, respectively.  Net income increased $1.5 million, or 4.3%, to $36.7 million for the nine months ended September 30, 2006, compared to net income of $35.2 million for the nine months ended September 30, 2005.  Net income per share was $0.54 (basic and diluted) for the nine months ended September 30, 2006, an increase of $0.02 or 3.8%.  Included in net income are gains on sale of property of $6.6 million or $0.10 per share for the nine months ended September 30, 2006 and $0.5 million or $0.01 per share for the nine months ended September 30, 2005.  The increase in net income for the nine months ended September 30, 2006 over the year ago period is due primarily to the gains earned on the sale of investment property, offset by the one-time lease termination fee received during the first quarter of 2005.  A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this news release.

“The Company’s solid gains in earnings during the quarter demonstrate the vitality of our retail portfolio,” said Robert Parks, President and Chief Executive Officer of Inland Real Estate Corporation.  “Our deep market knowledge and sustained relationships with tenants resulted in a 23% increase over expiring rates in renewing leases during the quarter.  And with our joint venture with Inland Real Estate Exchange Corporation, announced in September, we continue to engage in opportunities to enhance growth for the Company and build value for our shareholders.  Finally, we are very pleased with the Company’s inclusion in the S&P Small Cap 600 index during the quarter."

Portfolio Performance
Total revenues increased 4.4% to $44.8 million for the three-months ended September 30, 2006, from $42.9 million for the three months ended September 30, 2005.  For the nine months ended September 30, 2006, total revenues decreased $4.2 million or 3.0% to $133.7 million, primarily due to the lease termination fee income earned in the first quarter of 2005.  The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and nine-month periods during each year.  A total of 122 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Net operating income increased 5.2% to $29.6 million (cash basis and excluding lease termination fee income) on the same store portfolio for the three months ended September 30, 2006, from $28.1 million one year ago.  Same store net operating income increased 3.3% (cash basis and excluding lease termination fee income) to $87.9 million for the nine months ended September 30, 2006, compared to $85.1 million for the nine months ended September 30, 2005.  The increase for both the three and nine month periods is primarily the result of positive leasing spreads, along with reduced operating expenses.  As of September 30, 2006, occupancy for the Company’s same store portfolio was 95.1%, equal to the occupancy level at June 30, 2006 and September 30, 2005.

EBITDA increased 12.6% to $36.6 million for the three months ended September 30, 2006, compared to $32.5 million for the three months ended September 30, 2005.  For the nine months ended September 30, 2006, EBITDA increased 4.1% to $105.8 million from $101.6 million last year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.8 times for the three months ended September 30, 2006.  The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At September 30, 2006, the Company had an equity market capitalization of $1.2 billion and $0.9 billion of total debt outstanding for a total market capitalization of $2.1 billion and a debt-to-total market capitalization of 43.5%.  Approximately 72% of this debt was fixed at a weighted average interest rate of 5.39%.  At September 30, 2006, the Company had approximately $258 million available for future borrowings under its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company reports that leasing activity remains strong throughout its portfolio.  For the three months ended September 30, 2006, the Company executed 25 new and 45 renewal leases, aggregating approximately 380,000 square feet.  The 25 new leases comprise approximately 197,000 square feet with an average rental rate of $12.84 per square foot, an 11.9% increase over the average expiring rate.  The 45 renewal leases comprise approximately 183,000 square feet with an average rental rate of $15.20 per square foot, a 23.0% increase over the average expiring rate.  As of September 30, 2006, the Company’s portfolio was 96.2% leased, compared to 96.5% leased as of September 30, 2005, and ahead of the 95.9% leased as of June 30, 2006 and March 31, 2006.

Acquisitions
During the third quarter 2006, the Company acquired for $14.0 million Wauconda Crossing Shopping Center in Wauconda, Illinois, a 91,000 square foot retail center anchored by Dominick’s and Walgreens.

In October 2006, the Company acquired, through its joint venture with New York State Teachers' Retirement System, for $18.1 million Ravinia Plaza in Orland Park, Illinois, a 101,000 square foot retail center anchored by Borders, Panera Bread, Pier 1 Imports and Chipotle.

Dispositions
In the third quarter 2006, the Company sold one retail center, Regency Point in Lockport, Illinois, for approximately $8.3 million.  Proceeds from the sale of the 55,000 square foot asset were directed into a 1031 exchange escrow for future acquisitions.

Joint Venture

The Company announced in September a joint venture with Inland Real Estate Exchange Corporation (IREX).  We believe the partnership will provide us with enhanced growth potential through the 1031 Exchange Tenant in Common business while generating fees for acquisition and property management services provided to the program.

Dividends
In August, September and October 2006 the Company paid monthly cash dividends to stockholders of $0.08 per common share.

Guidance
The Company expects that FFO per common share (basic and diluted) for fiscal year 2006 will be in the range of $1.35 to $1.37.  The Company anticipates limited acquisitions through the remainder of the year, although management continues to explore prudent investment opportunities.  We are therefore adjusting the top level of guidance downward by $0.02 to reflect these expectations.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Friday, November 3, 2006 at 11:00 a.m. CT (12:00 noon ET).  Hosting the conference call for the Company will be Robert Parks, President and Chief Executive Officer, Mark Zalatoris, Chief Operating Officer, Brett Brown, Chief Financial Officer and Scott Carr, President of Property Management.  The conference call can be accessed by dialing 866-713-8563, or 617-597-5311 for international callers.  The conference call passcode is 48150786.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 1:00 p.m. CT (2:00 p.m. ET) on November 3, and will be available until midnight on Friday, November 10, 2006.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers.  The replay passcode is 80551197.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 144 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended September 30, 2006, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(In thousands except per share data)

Assets

	September 30, 2006 (unaudited)	December 31, 2005
Investment properties:
Land	$341,470	317,604
Construction in progress	-	821
Building and improvements	929,511	878,614

	1,270,981	1,197,039
Less accumulated depreciation	210,864	188,483

Net investment properties	1,060,117	1,008,556

Cash and cash equivalents	18,337	26,804
Investment in securities (net of an unrealized loss of $469 and an unrealized gain of $293 at September 30, 2006 and December 31, 2005, respectively)	17,511	19,133
Restricted cash	10,709	4,049
Accounts and rents receivable (net of provision for doubtful accounts of $2,410 and $2,798 at September 30, 2006 and December 31, 2005, respectively)	34,192	31,742
Mortgage receivable	16,088	11,406
Investment in and advances to unconsolidated joint ventures	70,789	52,889
Deposits and other assets	3,743	2,959
Acquired above market lease intangibles (net of accumulated amortization of $2,282 and $1,856 at September 30, 2006 and December 31, 2005, respectively)	3,430	3,831
Acquired in-place lease intangibles (net of accumulated amortization of $6,155 and $4,395 at September 30, 2006 and December 31, 2005, respectively)	23,594	19,942
Leasing fees (net of accumulated amortization of $1,738 and $1,387 at September 30, 2006 and December 31, 2004, respectively)	3,182	2,795
Loan fees (net of accumulated amortization of $3,786 and $2,735 at June 30, 2006 and December 31, 2005, respectively)	4,600	4,893

Total assets	$1,266,292	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
September 30, 2006 and December 31, 2005
(In thousands except per share data)

Liabilities and Stockholders' Equity

	September 30, 2006 (unaudited)	December 31, 2005
Liabilities:
Accounts payable and accrued expenses	$3,463	4,560
Acquired below market lease intangibles (net of accumulated amortization of $3,567 and $3,216 at September 30, 2006 and December 31, 2005, respectively)	4,921	7,477
Accrued interest	3,075	2,426
Accrued real estate taxes	20,791	22,946
Distributions payable	5,422	5,401
Security and other deposits	2,450	2,423
Mortgages payable	628,926	602,817
Line of credit	142,000	65,000
Prepaid rents and unearned income	2,562	2,752
Other liabilities	11,235	12,631

Total liabilities	824,845	728,433

Commitments and contingencies

Minority interest	8,328	18,748

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at September 30, 2006 and December 31, 2005	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 67,768 and 67,502 Shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	678	675
Additional paid-in capital (net of offering costs of $58,816)	653,790	649,797
Accumulated distributions in excess of net income	(220,880)	(208,947)
Accumulated other comprehensive income (loss)	(469)	293

Total stockholders' equity	433,119	441,818

Total liabilities and stockholders' equity	$1,266,292	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and nine months ended September 30, 2006 and 2005 (unaudited)
(In thousands except per share data)

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Nine months ended September 30, 2005
Revenues:
Rental income	$32,951	31,213	97,103	95,068
Tenant recoveries	11,465	11,458	35,804	35,940
Lease termination income	200	-	322	6,264
Other property income	232	210	482	630

Total revenues	44,848	42,881	133,711	137,902

Expenses:
Property operating expenses	4,397	4,843	14,352	16,966
Real estate tax expense	7,910	8,414	24,232	23,990
Bad debt expense	244	54	775	785
Depreciation and amortization	10,267	9,665	31,018	30,088
General and administrative expenses	2,428	2,339	7,374	6,503

Total expenses	25,246	25,315	77,751	78,332

Operating income	19,602	17,566	55,960	59,570

Other income	1,389	738	3,297	1,590
Fee income from unconsolidated joint ventures	657	540	1,747	1,463
Gain on sale of investment properties	132	223	623	68
Interest expense	(11,490)	(10,070)	(32,875)	(30,980)
Minority interest	(194)	(299)	(810)	(732)
Equity in earnings of unconsolidated joint ventures	553	1,237	2,419	3,170

Income from continuing operations	10,649	9,935	30,361	34,149

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $3,883 and $263 for the three months ended September 30, 2006 and 2005, respectively and $6,017 and $481 for the nine months ended September 30, 2006 and 2005)	3,977	446	6,383	1,068

Net income available to common stockholders	14,626	10,381	36,744	35,217

Other comprehensive income:
Unrealized gain (loss) on investment securities	(352)	631	(762)	560

Comprehensive income	$14,274	11,012	35,982	35,777

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and nine months ended September 30, 2006 and 2005 (unaudited)
(In thousands except per share data)

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Nine months ended September 30, 2005

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.16	0.15	0.45	0.51
Discontinued operations	0.06	-	0.09	0.01

Net income available to common stockholders per weighted average common share – basic and diluted	$0.22	0.15	0.54	0.52

Weighted average number of common shares outstanding – basic	67,665	67,309	67,573	67,192

Weighted average number of common shares outstanding – diluted	67,734	67,358	67,642	67,241

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Nine months ended September 30, 2005

Net income	$14,626	10,381	36,744	35,217
Gain on sale of investment properties, net of minority interest	(4,015)	(486)	(6,405)	(549)
Gain on non-operating property	-	-	156	33
Equity in depreciation and amortization of unconsolidated ventures	2,476	1,311	6,638	2,812
Amortization on in-place lease intangibles	755	684	2,253	2,223
Amortization on leasing commissions	201	167	574	514
Depreciation, net of minority interest	9,156	8,686	27,640	27,056

Funds From Operations	$23,199	20,743	67,600	67,306

Net income available to common stockholders per weighted average common share – basic and diluted	$0.22	0.15	0.54	0.52

Funds From Operations, per weighted average common share – basic and diluted	$0.34	0.31	1.00	1.00

Weighted average number of common shares outstanding, basic	67,665	67,309	67,573	67,192

Weighted average number of common shares outstanding, diluted	67,734	67,358	67,642	67,241

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Nine months ended September 30, 2005

Income from continuing operations	$10,649	9,935	30,361	34,149
Gain (loss) from operations	(132)	223	(623)	68
Income from discontinued operations	94	183	366	773
Interest expense	11,490	10,070	32,875	30,980
Interest expense associated with discontinued operations	-	49	44	162
Interest expense associated with unconsolidated joint ventures	1,755	936	4,880	2,068
Depreciation and amortization	10,267	9,665	31,018	30,088
Depreciation and amortization associated with discontinued operations	27	103	186	501
Depreciation and amortization associated with unconsolidated joint ventures	2,481	1,313	6,654	2,818

EBITDA	$36,631	32,477	105,761	101,607

Total Interest Expense	$13,245	11,055	37,799	33,210

EBITDA: Interest Expense Coverage Ratio	2.8 x	2.9 x	2.8 x	3.1 x